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                       CONSENT OF INDEPENDENT ACCOUNTANTS




         We consent to the incorporation by reference in Post-Effective Amendment No. 21 under the Securities Act of 1933 to the Registration Statement of GE Funds on Form N-1A of our report dated December 11, 1996, on our audits of the financial statements and financial highlights of Investors Trust-Government Fund, Growth Fund, Value Fund, and Tax Free Fund, which report is included in the Annual Report to Shareholders for the fiscal year ended October 31, 1996 which is incorporated by reference in the Registration Statement. We also consent to the reference to our Firm under the caption "Independent Accountants" in the Registration Statement.

                                                  /s/ Coopers & Lybrand L.L.P.

                                                  COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
June 23, 1997